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                                 Exhibit 99.1
                      Press Release, dated March 7, 2000

OXIS INTERNATIONAL ANNOUNCES CLOSING OF $4.8 MILLION IN FIRST PHASE OF PRIVATE
                                   FINANCING

Portland, Ore.- March 7, 2000 - OXIS International, Inc. (NASDAQ: OXIS, Nouveau
Marche: OXIS), a leading developer of new products and technologies to diagnose, treat and prevent diseases caused by oxidative stress, announced today the closing of the first phase of a private equity financing, in which $4.8 million USD was raised toward planned gross proceeds of $8 million USD. In the financing, the Company is issuing units consisting of one share of common stock, plus warrants to purchase two shares of common stock. One share covered by the warrants may be purchased at 125% of the closing price of OXIS common stock on the business day prior to the signing of the subscription agreement. The other share covered by the warrants may be purchased at 150% of the closing price of the OXIS common stock on the business day prior to the signing of the subscription agreement. The units in the first tranche were priced at the closing price of the OXIS common stock the business day prior to the signing of the subscription agreements ($4.75 per unit). OXIS raised gross proceeds of approximately $4.8 million USD in the first tranche. OXIS has agreed to file within 90 days of the closing of the offering with the Securities and Exchange Commission a registration statement covering the resale of the common stock sold in the private offering.

"Completion of this phase of financing is an extremely important step since the majority of these funds will be used to support the development of our lead molecule, BXT-51072, to continue development of our second series of molecules and to begin to expand our product portfolio," stated Paul C. Sharpe, M.D., CEO of OXIS.

All securities mentioned in this press release will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release contains forward-looking statements that involve risks and uncertainties, including the Company's ability to raise additional funds in this private financing, timely development and market acceptance of new products, and other risks detailed from time to time in the Company's SEC reports. These factors could cause actual results to differ materially from those described in any forward-looking statements.

OXIS is headquartered in Portland, Oregon. Visit OXIS International, Inc. on the World Wide Web at http://www.oxis.com.
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For more information, contact:
Ray R. Rogers
Chairman
503/247-2373